Exhibit 10.9

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is executed on May 7, 2004, but is effective as of January 1, 2004, by and between Quad/Graphics, Inc., a Wisconsin corporation (the “Company”), and James Joel Quadracci (“Executive”).

WHEREAS, Executive is currently employed by the Company as its Senior Vice President of Sales, having previously spent his working career in various capacities with the Company;

WHEREAS, the Company desires to continue to employ Executive upon the terms and subject to the conditions set forth in this Agreement and, conversely, to be protected in the event Executive’s employment is terminated for any reason;

WHEREAS, Executive desires to accept such employment and to serve the Company upon the terms and subject to the conditions set forth in this Agreement and accepts the restrictions on his future employment as defined herein; and

WHEREAS, capitalized terms used but not defined in the context of the Section in which such terms first appear shall have the meaning set forth in Section 12.

NOW, THEREFORE, in consideration of the covenants set forth below, the continued employment of Executive by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Employment; Term.

(a)                                  Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, upon the terms and subject to the conditions set forth in this Agreement.

(b)                                 Term. The term of Executive’s employment with the Company shall continue for a period of at least two years ending on December 31, 2005, unless terminated earlier pursuant to Section 4 hereof. If the Executive is not notified on or before December 31, 2004, by the Chairman of the Board or the Chairman of the Compensation Committee that the term of his employment under this Agreement will not be extended, then it shall automatically be extended (subject to Section 4) for an additional year, and this process of automatic one-year extensions shall continue until Executive is notified in any calendar year that the term will not be extended beyond the end of the ensuing calendar year.

2.                                       Nature of Employment.

(a)                                  Position and Duties. Executive shall serve the Company as its Chief Executive Officer and in such other capacities consistent with Executive’s role as Chief

Executive Officer as may be reasonably assigned from time to time to Executive by the Company’s Board of Directors.  As Chief Executive Officer, Executive shall have overall charge and responsibility for the business and affairs of the Company, subject to the direction by the Board of Directors.  Executive shall report directly to the Board of Directors of the Company.  While employed by the Company, Executive shall serve, without additional compensation, as a director of the Company and, if elected or appointed thereto, in one or more offices of the Company or of any Affiliate or as a director of any Affiliate.

(b)                                 Commitment. During the term of this Agreement, Executive shall be employed by the Company full time and shall devote substantially all of the Executive’s entire working time to the business and affairs of the Company and its Affiliates, subject to vacation, absences because of illness, sabbaticals approved in accordance with Company policy and approved leaves of absence. Notwithstanding the forgoing, it shall not be a violation of this Section 2(b) for the Executive to: (i) serve on civic or charitable boards or committees; (ii) serve as a director (or similar capacity) of another business as long as such other business is not a competitor of the Company; (iii) deliver lectures, fulfill speaking engagements or teach occasional courses or seminars at educational institutions; or (iv) manage his personal and business finances; provided that the activities described in subsections (i), (ii), (iii) and (iv) above do not interfere, in any material respect, with Executive’s responsibilities under this Agreement.

3.                                       Compensation.

(a)                                  Base Salary. Executive shall receive a salary (“Base Salary”) at the initial rate of Two Hundred Twenty-Five Thousand Dollars ($225,000) per year. Executive’s Base Salary shall be subject to discretionary increases (but not decreases) based on an annual review by the Company’s Board of Directors or its Compensation Committee. Executive’s Base Salary shall be paid in accordance with the standard payroll practices of the Company in effect from time to time.

(b)                                 Bonus and Incentive Compensation.  Executive shall be eligible to earn an annual cash performance bonus and such long-term incentive compensation as is established or awarded from time to time by the Company’s Board of Directors or its Compensation Committee and applied in a manner consistent with the then current prevailing practices for other executive officers of the Company.

(c)                                  Vacations. Executive shall be entitled to four (4) weeks, or such longer period as the Company may provide to all other executive officers of the Company, of paid vacation each calendar year. The timing for taking such vacation shall be reasonable in relation to the duties of Executive. Such vacation shall not cumulate from year to year. Executive shall also be entitled to all paid holidays and sabbaticals given by the Company to all other executive officers of the Company.

(d)                                 Fringe Benefits. Executive shall be entitled to participate in or receive benefits under such retirement savings plans, life insurance, health and accident plans or arrangements and other employee benefits as are made available from time to time by the Company to all other executive officers of the Company. Without limiting the generality of the foregoing, Executive shall be entitled to participate in or receive benefits under the employee benefits that are described in Exhibit A, as it may be amended from time to time by written agreement of Executive and an authorized executive officer of the Company (the “Fixed Employee Benefits”), provided that with respect to any Fixed Employee Benefit, Executive meets the eligibility requirements of such Fixed Employee Benefit that are generally applicable to all participants thereof. After the Termination Date, Executive shall continue to participate in the Fixed Employee Benefits to the extent they apply to an executive officer of the Company whose employment has been terminated.

(e)                                  Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable travel, entertainment and similar business expenses incurred by Executive in performing services under this Agreement, subject to and on a basis consistent with the Company’s expense reimbursement practices in effect from time to time.

(f)                                    Withholding. The Company shall withhold from amounts paid to Executive such amounts as are required by federal, state and local laws, regulations and rulings relating to taxes, unemployment compensation and disability compensation.

(g)                                 Use of Airplane.  Executive shall be entitled to personal use of the Company’s airplane, without any charge to Executive.  The timing for Executive’s personal use of the airplane shall be determined by the mutual agreement of Executive and an authorized executive officer of the Company.  Such personal use entitlement shall not cumulate from year to year.  Executive acknowledges that the value of Executive’s personal use of the Company’s airplane shall be included as compensation on Executive’s IRS Form W-2 for each calendar year.

4.                                       Early Termination. Executive’s employment with the Company pursuant to this Agreement may be terminated as set forth below and in such cases Executive shall have the rights set forth in Section 6.

(a)                                  Death.  Executive’s employment with the Company shall terminate automatically and immediately upon Executive’s death.

(b)                                 Termination Without Cause. Either the Company or Executive may terminate Executive’s employment hereunder at any time for any or no reason. If the Company fails in any year to renew the term of Executive’s employment under this Agreement for an additional year as permitted in Section 1(b), then such failure to renew shall constitute termination of Executive’s employment by the Company for no reason (without Cause) effective as of December 31 of the year in which such failure occurs.

(c)                                  Termination by Company for Cause. Notwithstanding any other provision contained in this Agreement, the Company may terminate Executive’s employment hereunder immediately, at any time, for Cause.

(d)                                 Termination by Company in the Event of Disability. The Company may terminate Executive’s employment hereunder, immediately, at any time, in the event of Executive’s Disability. Executive shall cooperate, as and when reasonably requested by an authorized executive officer of the Company, in the Company’s efforts to determine whether Executive has become subject to a Disability.

(e)                                  Termination by Executive for Good Reason. Executive may terminate Executive’s employment hereunder immediately, at any time, for Good Reason.

5.                                       Notice of Termination. If either the Company or Executive wishes to terminate Executive’s employment hereunder pursuant to Section 4 (except for the second sentence of Section 4(b)), then the terminating party shall communicate such termination by delivering a written notice to the non-terminating party. Such written notice shall (a) indicate the specific termination provision of this Agreement relied upon to terminate Executive’s employment, (b) set forth in reasonable detail the facts and circumstances related to the termination of Executive’s employment under the provision so indicated and (c) specify the date that Executive’s employment shall be terminated, which date shall be any date, as determined by the terminating party, within sixty (60) days after the date such written notice is delivered to the non-terminating party, provided that if Executive is terminating Executive’s employment for any reason other than Good Reason or if the Company is terminating Executive’s employment for any reason other than Cause or the death or Disability of the Executive, then such date shall be at least six (6) months after the date such written notice is delivered to the non-terminating party; provided, further, that if the Company is terminating Executive’s employment on account of the Executive’s Disability, such date shall be after at least one hundred twenty (120) consecutive days of Disability or a period of one hundred eighty (180) days of Disability within any twelve (12) month period, and in either case, while the Disability is continuing (the date of termination is referred to herein as the “Termination Date”).

6.                                       Effect of Termination.

(a)                                  Termination for Cause or Without Good Reason or By Reason of Death or Disability. If Executive’s employment with the Company pursuant to this Agreement is terminated by the Company for Cause or by Executive for any reason other than Good Reason or by reason of Executive’s death or Disability, then Executive shall be entitled to receive from the Company the continued payment of Executive’s Base Salary and employee benefits through the Termination Date.

(b)                                 Termination Without Cause or With Good Reason. If Executive’s employment with the Company pursuant to this Agreement is terminated by the Company without Cause (pursuant to Section 4(b)) or by Executive with Good Reason, then Executive shall be entitled to receive: (i) payment from the Company in an amount equal to one-twelfth (1/12) of the Executive’s Average Annual Cash Consideration times the number of months (or proportionate for portions of a month) through the remaining term of this Agreement (the “Benefit Payment End Date”); and (ii) continuation through the Benefit Payment End Date in the Company’s medical, health, prescription drug, dental, disability, accident and life insurance plans; provided that the provision of any such benefit described in (ii) shall immediately cease at such time that Executive becomes eligible to receive a similar type of benefit through subsequent employment. Executive shall also be entitled to outplacement services at Company cost in an amount not to exceed $50,000 from an outplacement service provider selected by the Executive. In addition, Executive shall be entitled to receive his Base Salary (or a portion thereof as applicable) during the period commencing on the day following the Benefit Payment End Date and ending on the last day of the Noncompete Period.

(c)                                  Bonus and Incentive Payments. If the Executive’s employment with the Company pursuant to this Agreement is terminated by the Company for Cause or by the Executive for any reason other than Good Reason, Executive shall be deemed to have forfeited the right to receive all amounts accrued during the fiscal year of termination under the bonus and incentive compensation arrangements described in Section 3(b) and the Company shall have no obligation to pay Executive any amounts arising under such bonus and incentive compensation arrangements. Upon the termination of the Executive’s employment with the Company pursuant to this Agreement for any other reason, including by reason of the Executive’s death or Disability, the Executive (or his beneficiaries or estate) shall be entitled to receive all amounts accrued under the bonus and incentive compensation arrangements described in Section 3(b) in proportion to the number of days worked in the relevant year, with the bonus and incentive compensation amounts determined by the Company’s Compensation Committee at a time and in a manner consistent with the arrangements then in effect and with any similar awards given to other key executive officers of the Company.

(d)                                 Payment. The Company shall pay the amounts payable to Executive under this Section 6 in accordance with the standard payroll practices of the Company in effect from time to time.

(e)                                  Other Obligations. Notwithstanding any provision of this Agreement to the contrary, no termination of the Executive’s employment hereunder shall affect the Executive’s entitlement to receive vacation pay (including pay for any unused sabbatical), expense reimbursement, and other vested benefits pursuant to any stock purchase, stock option, retirement or other benefit plan or program in which Executive was a participant or as otherwise provided in this Agreement or any legally mandated benefits.

(f)                                    No Further Obligations. Except as expressly set forth in this Section 6 or provided for after termination of employment in the Fixed Employee Benefits, the Company shall have no further obligations to Executive or his beneficiaries or estate with respect to the termination of Executive’s employment hereunder.

(g)                                 No Mitigation. In no event shall the Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Except as otherwise set forth herein with respect to medical, health, prescription drug, dental, disability, accident and life insurance, the severance benefits payable to the Executive hereunder shall not be subject to reduction for any compensation received from other employment.

(h)                                 Change of Control. Upon the consummation of a Change of Control following the Termination Date, the remaining cash portion of any severance benefits payable hereunder shall be immediately due and payable in full.

(i)                                     Stock Options. Notwithstanding the terms and conditions of any stock option agreement or stock option plan, (i) all stock options held by the Executive which are currently outstanding shall immediately vest on the Termination Date, to the extent not already vested, regardless of the reason for termination; and (ii) Executive’s exercise date for all options shall be extended for a period of two (2) years from the Termination Date.

(j)                                     Retiree Benefits. If the Company is obligated to make payments to the Executive under Section 6(b) on or after the date Executive turns age 55, Executive will, on such date, become eligible to receive benefits/be a participant under those Fixed Employee Benefits under which turning age 55 is an eligibility requirement and will be deemed to have turned 55 while still employed by the Company for purposes thereof, subject to the Executive meeting all other eligibility requirements of such Fixed Employee Benefits that are generally applicable to all participants thereof.

7.                                       Unauthorized Disclosure and Use.

(a)                                  Unauthorized Disclosure or Use. During Executive’s employment with the Company, Executive shall use and disclose the Company’s Confidential Information solely in the interests of the Company and its Affiliates. For a period of two (2) years following the Termination Date, Executive shall not, without the written consent of the Company’s Board of Directors, directly or indirectly use or disclose to any person or entity, any Confidential Information, except to the extent required by law or legal process. Notwithstanding anything to the contrary in this Agreement, Executive’s obligations under this Section 7(a) with respect to Confidential Information (i) that constitutes a trade secret under applicable law shall continue until the longer of (1) such two-year period; or (2) when such Confidential Information is no longer a trade secret through no action or inaction by Executive and (ii) that is subject to contractual restrictions between the Company and third parties (not including Affiliates) or judicial order shall continue until the longer of (1) such two year period; or (2) when such contractual or judicial restriction expires.

(b)                                 Return of Information and Other Property. On or before the last day of Executive’s employment with the Company (or any other time upon the Company’s request), Executive shall deliver to the Company the original and all copies of all documents, records and property of any nature whatsoever, including, without limitation, telephones, computers, automobiles and other tangible personal property and any records, documents or property created by Executive, that are in Executive’s possession or control and that are the property of the Company or any of its Affiliates, except as authorized in writing or pursuant to the Company’s then existing policies permitting withdrawing executives to retain computers, cell phones or other items of Company property for their personal use. Executive further agrees that, within ten (10) days following the Termination Date, he shall deliver to the Company a certificate to the effect that he has deleted all Confidential Information and Company trade secrets stored on any computer owned by him or owned by any person then residing with him.

8.                                       Covenant Not to Compete. Executive acknowledges that he has obtained and will continue to obtain, during his employment with the Company, knowledge of Confidential Information, customer relationships, know-how and goodwill that would, in the event Executive were to become employed by or otherwise associated with a competitor, cause irreparable harm to the Company and its Affiliates. In consideration of the promises of the Company herein, and to protect these and other legitimate business interests, Executive agrees to the following independent and severable restrictions:

(a)                                  During the Noncompete Period, Executive shall not directly or indirectly, as a director, officer, employee, shareholder, investor, partner, consultant or otherwise, provide any services in connection with the business of any person or entity who/which produces or sells any products or services (i) that compete with those produced, sold or offered for sale by the Company or any Affiliate as of the Termination Date; or (ii) which, during the twenty-four (24) months prior to the Termination Date, the Company or an Affiliate has taken internal or external steps to sell or produce or has materially considered, at an executive level, selling or producing (both (i) and (ii) hereafter referred to as “Restricted Products/Services”). The geographic scope (the “Territory”) of this covenant shall include the United States and any other country in which the Company or an Affiliates has direct operations, operates through a joint venture in which it has more than a nominal investment interest or has sold or engaged in marketing of Restricted Products/Services. Nothing in this Agreement shall prohibit Executive’s ownership of securities of corporation that is listed on a national securities exchange or traded in the national over-the-counter market in an amount that does not exceed five percent (5%) of the outstanding shares of any such corporation.

(b)                                 During the Noncompete Period, the Executive shall not solicit any customer of the Company to whom/which is sold restricted Products/Services during the two (2) years preceding the Terminate Date anywhere in the territory for the purpose of selling Restricted Products/Services to such customer.

(c)                                  Recognizing the specialized nature of the business of the Company and its Affiliate, Executive acknowledges and agrees that the duration, geographic scope and activity restrictions of this covenants not to compete are reasonable and will not prevent him from earning a living.

9.                                       Solicitation of Employees. During the Noncompete Period, Executive shall not directly or indirectly (a) solicit for employment with an entity other than the Company or its Affiliates any individual who is employed by the Company or its Affiliates to perform services for the Company (an “Employee”); (b) engage in discussions encouraging any Employee to terminate his/her employment with the Company or its Affiliates or engagement as an independent contractor providing services to the Company; (c) in any way prompt any Company or Affiliate Employee or contractor to diminish the services he/she/it provides to the Company or (d) assist any third party with respect to any of the foregoing. Notwithstanding the foregoing, nothing in this Section 9 shall (i) prohibit the Executive from offering employment to, or an independent contractor relationship with, any such person who initiates employment or independent contractor relationship discussions with Executive’s then current employer without any direct or indirect solicitation or involvement by Executive or (ii) during the term of his employment with the Company, restrict Executive from encouraging any Company or Affiliate Employee to resign or any contractor to terminate his/her/its contractual relationship with the Company or Affiliate, or from terminating any Employee or contractor of the Company or Affiliates, provided that such discussions are in the best interest of the Company or its Affiliates.

10.                                 Rights to Inventions; Assignment.

(a)                                  Disclosure; Ownership. During Executive’s employment with the Company and for a period of one (1) year thereafter, Executive shall provide the Company with written notice of all Inventions and all work that he performs during his employment with the Company that is in any way connected with the business of the Company shall be work for hire.

Executive agrees that all Inventions shall be the sole and exclusive property of the Company. Executive also agrees that all Inventions that Executive discloses to others or attempts to develop, sell, patent, trademark, copyright or use within one (1) year after the last day of Executive’s employment with the Company shall be presumed to have been conceived during the term of such employment, unless Executive can establish clear and convincing evidence of specific facts that prove that Executive did not conceive the Invention during the term of such employment. Further, Executive disclaims and agrees not to assert rights in any Invention as having been made, conceived or acquired prior to employment with the Company.

(b)                                 Assignment; Cooperation. Executive hereby assigns to the Company all of Executive’s right, title and interest in and to all Inventions. During Executive’s employment with the Company and at all times thereafter, upon the request of an authorized executive officer of the Company, Executive shall do any reasonable act and thing to assist the Company in any way to vest in the Company all of Executive’s right, title and interest in and to all Inventions and to obtain, defend and enforce the Company’s rights in all Inventions including, without limitation, agreeing to testify in any suit or other proceeding involving any Invention or document, to review, return or sign all documents that the Company reasonably determines to be necessary or proper, and to apply for, obtain or enforce any patents or copyrights relating to any Invention. The Company shall compensate Executive at a reasonable rate for time actually spent assisting the Company with any of the foregoing after the last day of Executive’s employment with the Company.

11.                                 Gross-Up.

(a)                                  Gross-Up Payment. If any portion of any Severance Payments would, in the Opinion of Tax Counsel (as hereafter defined) be subject to the tax imposed by Section 4999 of the Code (or any successor provision) (the “Excise Tax”), then the Company shall pay to the Executive, no later than the 30th day following the Executive’s consent, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of (i) any Excise Tax; (ii) any federal, state or local income tax, interest charges or penalties arising in respect of the imposition of such Excise Tax; and (iii) any federal, state or local income tax or Excise Tax imposed upon the payment provided for by this Section 11(a), necessary to place the Executive in the same after-tax financial position that he would have been in if he had not incurred any liability for the Excise Tax. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal stated rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal states rates of taxation in the state and locality of the Executive’s domicile for income tax purposes on the date the Gross-Up Payment is made, net of the expected reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

(b)                                 Gross-Up Adjustments. As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determinations by the Tax Counsel, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which should have been paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Gross-Up Payment hereunder. In the event that the Tax Counsel, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the Tax Counsel believes has a high probability of success or other controlling precedent or substantial authority, determines that an Underpayment has been made, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the event that the Tax Counsel, based upon controlling precedent or other substantial authority, determines that an Overpayment has occurred, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be treated for all purposes as a loan to the Executive which the Executive shall promptly repay to the Company; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not reduce the amount which is subject to the Excise Tax.

(c)                                  Change in Law. In the event that the provisions of Sections 280G and 4999 of the Code (or any successor provisions) are repealed and not reinstated, this Section 11 shall cease to be effective on the effective date of such repeal.

12.                                 Definitions. As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

(a)                                  “Affiliate” means any person or entity from time to time controlling, controlled by or under common control with Quad/Graphics, Inc. For this purpose, the terms “controlling,” “controlled by” or “under common control with” mean direct or indirect ownership of more than fifty percent (50%) of the voting power of another entity. As of the date hereof, “Affiliates” means and includes (without limitation) each of the following entities: Parcel/Direct, Inc.; Anselmo L. Morvillo, S.A.; Plural Editora e Grafica; Winkowski Sp. z o.o; Quad/Tech, Inc.; QuadTech Europe, Inc.; Quad/Creative, Inc.; Duplainville Transport, Inc.; Quad/Pak, Inc.; The Quad Technology Group, Inc.; Silver Spring Realty, Inc.; Chemical Research/Technology Co.; Quad/West, Inc.; Quad/Med, Inc.; and Quad/Electric, Inc.

(b)                                 “Average Annual Cash Consideration” shall mean an amount equal to (i) the annual Base Salary in effect on the Termination Date plus (ii) the average annual cash performance bonus paid to Executive pursuant to this Agreement during the three (3) year period immediately preceding the Termination Date, provided that the amount of the Average Annual Cash Consideration shall not be less than One Million Four Hundred Thirty Thousand Dollars ($1,430,000).

(c)                                  “Cause” shall mean (i) any intentional and willful act of Executive involving fraud, embezzlement or theft of the assets of the Company or any of its Affiliates or the assets of customers of the Company or any of its Affiliates; (ii) gross misconduct on the part of the Executive that is intentional and willful and that materially and demonstrably causes serious financial injury to the Company or any of its Affiliates; (iii) any conviction of Executive of a felony; (iv) any breach by Executive of Section 7 that materially and demonstrably causes serious financial injury to the Company or any of its Affiliates; (v) any breach of Section 8; or (vi) any intentional, willful and material failure of Executive to perform Executive’s employment duties (other than any such failure resulting from Executive’s Disability) for an extended period after the Board of Directors of the Company delivers a written demand for performance to Executive that specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s employment duties. For purposes of this paragraph, no act or failure to act on the part of Executive shall be considered “intentional” or “willful” unless it is done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s act or omission was in the best interests of the Company and its Affiliates, and any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company and its Affiliates.

(d)                                 “Change of Control” shall mean (i) a sale, in one transaction or series of related transactions, of the Company’s stock or Quad/Graphics, Inc. Voting Trust certificates, its merger, consolidation, reorganization or other transaction, the result of which is that voting control sufficient to elect a majority of the Board of Directors of the Company (or its successor) no longer resides (A) in the Quad/Graphics, Inc. Voting Trust and any successor thereto, or (B) collectively in the family of Harry V. and Betty Quadracci, their lineal descendants, trusts, estates, foundations and other entities established for their benefit or effectively controlled by some or all of them or (ii) a sale of all or substantially all of the assets of the Company to an entity that is not controlled by one or more of the entities described in (A) or (B) above.

(e)                                  “Code” means the Internal Revenue Code of 1986, including any amendments or successor provisions or tax codes thereof.

(f)                                    “Confidential Information” shall mean all ideas, information, knowledge and discoveries, whether or not patentable, trademarkable or copyrightable, that are not generally known in the trade or industry and about which Executive has knowledge as a result of Executive’s employment with the Company or other relationship with any of the Company’s Affiliates, including, without limitation, the Company’s or any Affiliate’s product specifications, methods, equipment, technology, patents, know-how, inventions, improvements, designs, business plans, marketing plans, budget, cost and pricing information, employee compensation information, employee performance evaluations and employment related personnel information, internal memoranda, development programs, sale methods, customer lists, customer usages and requirements, computer programs, trade secrets and other confidential technical or business information and data. Confidential Information shall not include such information that Executive can demonstrate by clear and convincing evidence: (i) at the time of disclosure by the Company or any of its Affiliates to Executive, was published or known publicly or otherwise was in the public domain; or (ii) after disclosure by the Company or any of its Affiliates to Executive and other than as a result of breach of Executive’s obligations under this Agreement, becomes published or publicly known or otherwise becomes part of the public domain.

(g)                                 “Disability” shall mean Executive having become incapable of performing Executive’s customary employment duties on a substantial full-time basis with reasonable accommodation; provided that two (2) physicians licensed to practice in Wisconsin each certify to the Company in writing as to such incapacity and the date of its onset. Such physicians shall be mutually agreed to by the Company and the Executive; provided that if the Company and the Executive cannot agree on the identity of such physicians, such physicians shall be selected by the Chief of Staff of the Medical College of Wisconsin. The Company shall be responsible for the fees of such physicians and any tests or procedures undertaken at the direction of such physicians.

(h)                                 “Good Reason” shall mean (i) any material breach of this Agreement by the Company; (ii) other than for Cause, any reduction in Executive’s salary or any reduction by the Company in Executive’s performance bonus or other incentive compensation potential (other than any change in either that applies to substantially all other executive officers of the Company who are entitled to such benefits), provided that such reduction shall constitute Good Reason if the Executive’s salary is reduced below the amount set forth in Section 3(a) above; and (iii) other than for Cause, any material change, without the prior written consent of Executive, in Executive’s conditions of employment with the Company from such conditions of employment in effect as of the date hereof, including, without limitation, (A) any material reduction in the nature or scope of Executive’s title, authority, powers, functions, duties, reporting requirements or responsibilities as the Chief Executive Officer of the Company, and (B) any requirement by the Company that Executive be based at any office or location that is not within a sixty (60) mile radius of Sussex, Wisconsin, except for travel reasonably required in the performance of Executive’s responsibilities and consistent with past practice.

(i)                                     “Noncompete Period” shall mean the period commencing on the date of this Agreement and ending on the date that is two (2) years after the last day of the Executive’s employment with the Company.

(j)                                     “Tax Counsel” shall mean a nationally recognized tax counsel selected by the Company’s independent auditors and acceptable to the Executive in the Executive’s sole discretion.

(k)                                  “Opinion of Tax Counsel” shall mean an opinion of the Tax Counsel (which need not be unqualified) which sets forth (A) the “base amount” within the meaning of Section 280G of the Code; (B) the aggregate present value of the payments in the nature of compensation to the Executive as prescribed in Section 280G(b)(2)(A)(ii) of the Code; and (C) the amount and present value of any “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, unless, in the reasonable opinion of the Tax Counsel, such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code, or are not otherwise subject to the Excise Tax. For purposes of such opinion, the value of any non-cash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Section 280G of the Code, which determination and the method of its determination shall be evidenced in a certificate of such Tax Counsel addressed to the Company and the Executive. In providing the opinion or determining the value of any non-cash benefit or deferred payment or benefit, Tax Counsel may rely on the advice of a firm of recognized executive compensation consultants, appraisers, actuaries, or accountants, as to the value or reasonableness of any item of compensation to be received by the Executive. The Opinion of Tax Counsel shall be dated as of the date of termination of the Executive’s employment and addressed to the Company and the Executive and shall be binding upon the Company and the Executive.

(l)                                     “Inventions” shall mean all designs, discoveries, improvements, ideas and works of authorship, whether or not patentable, trademarkable or copyrightable, including, without limitation, any novel or improved products, software, computer programs, processes, machines, promotional and advertising materials, data processing systems, circuits, mask works, flowcharts, algorithms, drawings, blue prints, schematics and other manufacturing and sales techniques, that either (i) relate to (A) the business of the Company or any of its Affiliates or (B) the actual or demonstrably anticipated research or development of the Company or any of its Affiliates, or (ii) result from any work performed by Executive for the Company or any of its Affiliates.

(m)                               “Severance Payments” means any payments or benefits received or to be received by the Executive from the Company (whether payable pursuant to the terms of this Agreement, or any other plan, agreement or arrangement with the Company or any corporation affiliated with the Company within the meaning of Section 1504 of the Code).

13.                                 Miscellaneous.

(a)                                  Resolution of Disputes. Any dispute, controversy or claim arising out of or relating to this Agreement, including the breach of this Agreement, or to the employment of Executive, including termination of such employment, shall be adjudicated by a federal or state court of competent jurisdiction located in the State of Wisconsin. The parties hereby consent to personal and subject matter jurisdiction and venue in any such court.

(b)                                 Enforcement of Sections 7, 8, 9 and 10.  Recognizing that compliance with the provisions of Sections 7, 8, 9 and 10 is necessary to protect the goodwill and other proprietary interests of the Company and its Affiliates and that any breach of Executive’s agreements thereunder will result in irreparable and continuing injury to the Company and its Affiliates for which there will be no adequate remedy at law, Executive hereby agrees that, in the event of any such breach, the Company shall be entitled to injunctive relief and such other and further relief, including, without limitation, damages, as may be proper. In addition, Executive recognizes that payments to Executive under Section 6 of this Agreement are contingent on compliance with the terms of Sections 7, 8, 9 and 10 and such payments may be terminated or withheld if Executive fails to comply with such terms.

(c)                                  Severability.  In the event a court of competent jurisdiction determines that the provisions of this Agreement are illegal or excessively broad, the parties expressly agree that this Agreement shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such illegal or overbroad provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited to the extent necessary to render the same valid and enforceable in such jurisdiction.

(d)                                 Survivability.  Notwithstanding anything to the contrary in this Agreement, the provisions Sections 6, 7, 8, 9 and 10 shall survive the expiration or termination of this Agreement.

(e)                                  Amendment.  Except as contemplated by Section 13(c), no provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an authorized executive officer of the Company.

(f)                                    No Waiver.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar conditions or provisions at the same or at any prior or subsequent time.

(g)                                 Entire Agreement.  No agreements, representations or conditions, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement. This Agreement supersedes any prior agreements with respect to the subject matter hereof.

(h)                                 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin, excluding conflicts of law principles.

(i)                                     Parties in Interest. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be binding upon and enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement and all rights of the Company hereunder shall inure to the benefit of and be binding upon and enforceable by the Company and the Company’s successors and assigns.

(j)                                     Headings. The headings contained herein are for reference only and, shall not affect the meaning or interpretation of this Agreement.

(k)                                  Assignment of Agreement. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however that the Company may assign this Agreement to any Affiliate and to any person or entity that acquires substantially all of the assets of the Company without the prior written consent of Executive.

(l)                                     Indemnification. The Executive shall be indemnified by the Company against liability as an officer and director of the Company and any Affiliate of the Company to the maximum extend permitted by the Company’s Articles of Incorporation, By-Laws and under applicable law. To the fullest extent permitted under the Articles of Incorporation and By-Laws of the Company, and subject to any policies of the Company applicable officers and directors, the Company shall advance to the Executive payment of reasonable costs of defending against any claims covered by the foregoing indemnification commitment. The Executive’s rights under this Section 13(1) shall continue so long as he may be subject to such liability whether or not this Agreement may have terminated prior thereto.

(m)                               Expenses. The Company shall pay all reasonable attorneys’, accountants’ and other advisors’ fees and expenses incurred by the Executive solely in connection with the negotiation and preparation of this Agreement, subject to a limit of $10,000.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

QUAD/GRAPHICS, INC.

By:	/s/ Thomas A. Quadracci
Thomas A. Quadracci
Chief Executive Officer

EXECUTIVE

/s/ James Joel Quadracci
James Joel Quadracci